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                       CONSENT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors of
The Bramwell Funds, Inc.

We consent to the inclusion in Post-Effective Amendment No. 3 to the
Registration Statement    on Form N-1A of The Bramwell Funds, Inc. of our
report dated July 22, 196, on our audit of the financial statements and financial highlights of The Bramwell Growth Fund, which constitutes The Bramwell Funds, Inc., which report is included in the Annual Report for the year ended June 30, 1996 which is also included in the Registration Statement. We also consent to the reference to our Firm under the caption, "EXPERTS" in the Statement of Additional Information and under the caption "Financial Highlights" in the Prospectus.

                             Coopers & Lybrand LLP


Milwaukee, Wisconsin
October 31, 1996